LMS MEDICAL SYSTEMS INC.

CONTACT:
Andrea Miller, Communications
5252 de Maisonneuve West, Suite 314
Montreal, Quebec, Canada, H4A 3S5
Tel : (514) 488-3461 ext. 222       Fax: (514) 488-1880
www.lmsmedical.com / investor@lmsmedical.com

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FOR IMMEDIATE RELEASE

                 FDA PROVIDES LMS CLEARANCE FOR NEW CORE PRODUCT

MONTREAL, QUEBEC, FEBRUARY 17, 2005 - LMS MEDICAL SYSTEMS (TSX:LMZ; AMEX:LMZ), a
healthcare technology company and developer of the CALM(TM) system (Computer
Assisted Labor Management) today announced that it has received clearance from the United States Food & Drug Administration to market Patterns(TM), a new and innovative decision support software tool specifically directed at the health of the fetus.

Fetal distress during labor is recognized as one of the greatest complexities of childbirth and therefore a significant issue in so far as risk management is concerned. During labor and delivery, abnormal patterns in the fetal heart rate tracing can indicate fetal distress and thereby lead to interventions such as more diagnostic tests or delivery by cesarean section. Patterns(TM) uses the power of computers to provide objective, real-time detection, classification and labeling of fetal heart rate patterns. Better assessment of fetal distress may reduce the incidence and severity of birth related brain damage.

"Clinicians use fetal heart rate recordings to assess the baby's tolerance to labor. Providing quality obstetrical care requires appropriate and timely responses to tracing abnormalities." said Dr. Emily Hamilton, Vice-President,
Medical Research and founder of LMS. "We have designed Patterns(TM) to assist clinical teams, by providing continuous analysis of these tracings day or night and drawing the attention of healthcare users to important parts of the tracing."

As a core technology, Patterns(TM) can be used in a standalone fashion or as an integrated module of the LMS Clinical Information System. Protected by patents pending, Patterns(TM) may also be used during the final stages of pregnancy in a medical practitioner's office for high risk cases. Initial availability of the product is scheduled for Q3 2005.

LMS has now received regulatory clearance for two of the three products that form its proprietary Decision Support Suite. The first product, Curve(TM), which provides consistent and objective assessments of the progress of labor, is in commercial use. Patterns(TM) is scheduled for general availability late summer.
The third and final component, ANNI(TM), a neural network that assesses the risk of fetal damage, will commence regulatory file preparation this spring in anticipation of an FDA submission later in the year.

ABOUT LMS: LMS is a leader in the application of advanced mathematical modeling and neural networks for medical use. The LMS Decision Support Suite provides physicians, nursing staff and risk managers with clinical information systems and decision support tools designed to improve outcomes and patient care for mothers and their infants during labor and delivery.

This press release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. For this purpose, any statements that are contained herein that are not statements of historical fact may be deemed to be forward-looking statements made pursuant to the safe harbor provisions of the Private Securities
Litigation Reform Act of 1995. Without limiting the foregoing, the words
"believes," "anticipates," "plans," "intends," "will," "should," "expects,"
"projects," and similar expressions are intended to identify forward-looking statements. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause actual results, future circumstances, or events to differ materially from those projected in the forward-looking statements. These risks include, but are not limited to, those associated with the success of research and development programs, the adequacy, timing, and results of clinical trials, the regulatory approval process, competition, securing and maintaining corporate alliances, market acceptance of the Company's products, the strength of intellectual property, financing capability, the potential dilutive effects of any financing, reliance on subcontractors and key personnel, and other risks detailed from time-to-time in the Company's public disclosure documents or other filings with the Canadian and U.S. securities commissions or other securities regulatory bodies. The forward-looking statements are made as of the date hereof, and the Company disclaims any intention and has no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.